Exhibit 99.1

MISTRAS Announces Second Quarter 2024 and First Half 2024 Results

Quarterly Revenue Growth of 7.8% driven by increases in all industries
Significant Quarterly Gross Profit and Gross Profit Margin Growth across all segments
Further Reductions in Quarterly Selling, General and Administrative expenses
Quarterly Net Income of $6.4 million, with Quarterly Adjusted EBITDA (non-GAAP) of $22.1 million, an increase of 44.6% from the prior year period

PRINCETON JUNCTION, N.J., July 31, 2024 (GLOBE NEWSWIRE) -- MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its second quarter and six months ended June 30, 2024.

Highlights of the Second Quarter 2024*
•Revenue of $189.8 million, a 7.8% increase
•Gross profit increased 12.9% to $56.1 million, with gross profit margin of 29.6%, a 140 basis point expansion
•Net income of $6.4 million and Earnings Per Diluted Share of $0.20
•Adjusted EBITDA up 44.6% to $22.1 million

Highlights of the First Half 2024*
•Revenue of $374.2 million, a 8.8% increase
•Gross profit increased 11.9% to $107.2 million, with gross profit margin of 28.6%, an 80 basis point expansion
•Net income of $7.4 million and Earnings Per Diluted Share of $0.23
•Adjusted EBITDA up 48.8% to $38.3 million

* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted. Please see the reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures and additional information about the non-GAAP measures set forth in tables attached to this press release.

Manny Stamatakis, Interim Chief Executive Officer commented “our second quarter results continued the positive momentum generated over the past three quarters and we once again delivered strong top and bottom-line growth for Mistras Group. Revenue was up nearly 8% compared to the prior year period, consistent with our expectations for double digit growth in our Aerospace and Defense industry and resilient growth across all other industries. Adjusted EBITDA was up nearly 45% compared to the prior year period, reflecting significant improvement in our operating leverage as a result of our operational and strategic initiatives. I am particularly enthused with the continued progress achieved by our enhanced Commercial function, led by our Chief Commercial Officer Gennaro “Jerry” D’Alterio, which was implemented late in 2023. This enhanced Commercial function has helped refine our go-to-market approach, pricing strategies, contract management, and other key initiatives which have provided a meaningful benefit to our operations. I am also excited for the renewed level of cost discipline under the direction of our Chief Transformation Officer, Hani Hammad, who was hired late in the first quarter of 2024 and who is creating strategies for on-going cost monitoring to further improve our operating leverage.”

Mr. Stamatakis continued, “Gross profit margin improved significantly year over year, and selling, general and administrative expenses (“SG&A”) were reduced on both a sequential and year-over-year basis. We remain focused on further reductions to our cost footprint. Consequently, I am once again reiterating our expectation that fiscal 2024 Adjusted EBITDA will be one of our all-time high-performance years.”

Edward Prajzner, Senior Executive Vice President and Chief Financial Officer, commented, “the second quarter reflects our third consecutive quarter of high single-digit revenue growth with even faster Adjusted EBITDA expansion, clearly illustrating our commitment to meeting our goals set out in our operational and strategic initiatives. The Company’s bottom line growing significantly faster than the top line once again demonstrates the margin accretive actions and significant operating leverage improvements that we have instituted into our business model. We expect these actions to continue to generate attractive bottom-line returns and also provide funds to continue to reinvest in our high margin growth initiatives, such as Data Analytical Solutions and the Aerospace and Defense industry. This is an exciting time for Mistras, and the entire organization is focused on capitalizing on the unique growth opportunities in our markets.”

For the second quarter of 2024, consolidated revenue was $189.8 million, a 7.8% increase. Revenue growth in the second quarter of 2024 was led by strong growth in our two largest end markets, including a 17.5% increase in Aerospace and Defense revenue and a 3.0% increase in Oil & Gas as a result of the anticipated robust Spring turn around season. Revenue across all industries was up in the second quarter of 2024, as compared to the prior year period.

Second quarter 2024 gross profit increased 12.9% to $56.1 million, with gross profit margin expanding 140 basis points. The improvement in gross profit margin to 29.6% was primarily due to improved operating leverage, lower healthcare claims expense in the second quarter, and strong growth in our higher margin Aerospace and Defense industry.

SG&A in the second quarter of 2024 was $41.0 million, down 1.3% compared to $41.5 million in the second quarter of 2023 and was also down 0.6% sequentially from the first quarter of 2024, as a result of the ongoing cost containment activities. SG&A for the six months ended June 30, 2024 was down 2.6% compared to the prior year period, and the Company remains focused on decreasing costs throughout the year to reduce SG&A to approximately 21% of full year 2024 revenue by the end of the year.

The Company reported net income of $6.4 million, or $0.20 per diluted share in the second quarter of 2024, as compared to net income of $0.3 million, or $0.01 per diluted share in the prior year period. Second quarter net income excluding special items (non-GAAP) was $6.8 million or $0.21 per diluted share excluding special items (non-GAAP) as compared to $1.4 million of net income excluding special items or $0.05 per diluted share excluding special items in the prior year period.

Adjusted EBITDA was $22.1 million in the second quarter of 2024 compared to $15.3 million in the prior year period, an increase of 44.6%. Adjusted EBITDA for the six months ended June 30, 2024 was $38.3 million compared to $25.7 million in the prior year period, an increase of 48.8% primarily attributable to a more favorable sales mix and overhead cost containment.

Performance by certain segments during the second quarter was as follows:

North America segment second quarter 2024 revenue was $156.4 million, up 7.5% from $145.6 million in the prior year period. The revenue increase was primarily due to strong revenue growth of 21.4% achieved in the Aerospace and Defense industry. For the second quarter of 2024, gross profit was $44.3 million, compared to $39.7 million in the prior year period. Gross profit margin was 28.3% for the second quarter of 2024, a 100 basis point increase from 27.3% in the prior year period. This increase in gross profit margin was primarily due to improved sales mix in the current year period and lower healthcare claims expense.

International segment second quarter 2024 revenue was $34.3 million, up 13.2% from $30.3 million in the prior year period. This revenue growth was primarily due to increased turnaround projects and higher activity levels than in the prior year comparable quarter, in addition to low double digit Aerospace and Defense revenue growth. International segment second quarter 2024 gross profit grew by 19.9% to $10.1 million, with gross profit margin of 29.4%, compared to 27.7% in the prior year period, a 170-basis point increase, primarily attributable to improved operating leverage and the implementation of strategic price increases.

Cash Flow and Balance Sheet
The Company’s net cash provided by operating activities was $5.1 million for the first six months of 2024, compared to $18.3 million in the prior year period. Free cash flow, a non-GAAP financial measure, was negative $6.9 million for the first six months of 2024, compared to positive $7.7 million in the prior year period. This decrease was primarily attributable to an increase in working capital related to the timing of customer invoicing and an increased accounts receivable balance as of June 30, 2024, due to the timing of projects and billings in the second quarter of 2024. Capital expenditures increased by $1.4 million in the first six months of 2024 compared to the prior year period.

The Company’s gross debt was $199.7 million as of June 30, 2024, compared to $190.4 million as of December 31, 2023 and $198.4 million as of March 31, 2024. The increase in gross debt during the period was attributable to the cash flow impacts described above. The Company’s net debt, a non-GAAP financial measure, was $182.5 million as of June 30, 2024.

2024 Outlook
The Company reaffirms the 2024 full year guidance previously provided, that being:

aFull year Revenue between $725 and $750 million
bAdjusted EBITDA between $84 and $89 million*
cFree cash flow between $34 and $38 million

* Note that the Company’s original Adjusted EBITDA outlook for 2024 anticipated an incremental year over year Gross Profit benefit of $3 million, and SG&A benefit of $12 million due to Project Phoenix initiatives. Based upon the Company’s implementation of Project Phoenix, it has validated this cost savings of $15 million in aggregate. However, this benefit is now revised to be $7 million of Cost of Revenue reduction and $8 million SG&A savings in fiscal 2024. Therefore, although the Company will still realize a $15 million aggregate improvement to Adjusted EBITDA in 2024 attributable to these items, there will be a change in the distribution of the savings between Cost of Revenue and SG&A. However, this change will have no net impact on the Company’s outlook for fiscal 2024 Adjusted EBITDA.

Conference Call
In connection with this release, MISTRAS will hold a conference call on August 1, 2024, at 9:00 a.m. (Eastern).

To listen to the live webcast of the conference call, visit the Investor Relations section of MISTRAS Group’s website at www.mistrasgroup.com

Note there is a new process to participate in the live question and answer session. Individuals wishing to participate may preregister at: https://register.vevent.com/registerB105aef0d9604542e897138e5abb38ad5a.

Upon registering, a dial-in number and unique PIN will be provided to join the conference call. Following the conference call, an archived webcast of the event will be available for one year by visiting the Investor Relations section of MISTRAS Group’s website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure and the environment, visit https://www.mistrasgroup.com/.

MEDIA CONTACT:
Nestor S. Makarigakis
Group Vice-President of Marketing and Communications
+1 (609) 716-4000 | marcom@mistrasgroup.com

Forward-Looking and Cautionary Statements
Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our 2024 outlook, guidance, costs savings and other benefits we expect to realize from our previously announced Project Phoenix initiatives and additional operational and strategic actions that we expect or seek to take in furtherance of our strategies and activities to enhance our financial results and future growth. Such forward-looking statements relate to MISTRAS' financial results and estimates, products and services, business model, Project Phoenix initiatives, operational and strategic initiatives to improve operating leverage, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the

Company's 2023 Annual Report on Form 10-K filed on March 11, 2024, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that are not prepared in accordance with GAAP and that we believe provide investors and management with supplemental information relating to the Company’s operating performance and trends that facilitate comparisons between periods and with respect to trends and projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined by the Company as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense, certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges, reorganization and related charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to Net Income (Loss) as computed under GAAP is set forth in a table attached to this press release. The Company also uses the term “free cash flow”, a non-GAAP financial measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company additionally uses the terms: “Segment and Total Company Income (Loss) from Operations (GAAP) to Income (Loss) from Operations before Special Items (non-GAAP)”, “Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amounts to the GAAP financial measurement. The tables also include the term “net debt”, a non-GAAP financial measurement the Company defines as the sum of the current and long-term portions of long term debt, less cash and cash equivalents. A reconciliation of these non-GAAP financial measurements to GAAP are also set forth in tables attached to this press release. Each of these non-GAAP financial measurements has material limitations as a performance or liquidity measure and should not be considered alternatives to Net Income (Loss) or any other measurements derived in accordance with GAAP. Because Income (loss) from operations before special items and other non-GAAP financial measurements used in this press release may not be calculated in the same manner by all companies, these measurements may not be comparable to other similarly-titled measurements used by other companies.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$17,177	$17,646
Accounts receivable, net	149,958	132,847
Inventories	14,944	15,283
Prepaid expenses and other current assets	11,384	14,580
Total current assets	193,463	180,356
Property, plant and equipment, net	78,785	80,972
Intangible assets, net	41,712	43,994
Goodwill	184,988	187,354
Deferred income taxes	3,657	2,316
Other assets	45,542	39,784
Total assets	$548,147	$534,776
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$13,759	$17,032
Accrued expenses and other current liabilities	85,727	84,331
Current portion of long-term debt	10,021	8,900
Current portion of finance lease obligations	4,645	5,159
Income taxes payable	394	1,101
Total current liabilities	114,546	116,523
Long-term debt, net of current portion	189,692	181,499
Obligations under finance leases, net of current portion	10,864	11,261
Deferred income taxes	2,571	2,552
Other long-term liabilities	37,000	32,438
Total liabilities	354,673	344,273
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 30,977,420 and 30,597,633 shares issued and outstanding	385	305
Additional paid-in capital	248,524	247,165
Accumulated deficit	(21,578)	(28,942)
Accumulated other comprehensive loss	(34,181)	(28,336)
Total Mistras Group, Inc. stockholders’ equity	193,150	190,192
Non-controlling interests	324	311
Total equity	193,474	190,503
Total liabilities and equity	$548,147	$534,776

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Revenue	$189,773	$176,030	$374,215	$344,046
Cost of revenue	127,760	120,442	255,179	236,493
Depreciation	5,897	5,866	11,831	11,754
Gross profit	56,116	49,722	107,205	95,799
Selling, general and administrative expenses	40,957	41,484	82,144	84,305
Reorganization and other costs	518	1,240	2,075	3,316
Legal settlement and insurance recoveries, net	60	150	60	150
Research and engineering	231	511	575	991
Depreciation and amortization	2,391	2,443	4,839	4,969
Acquisition-related expense, net	—	1	1	3
Income from operations	11,959	3,893	17,511	2,065
Interest expense	4,413	3,858	8,842	7,927
Income (loss) before provision (benefit) for income taxes	7,546	35	8,669	(5,862)
Provision (benefit) for income taxes	1,173	(341)	1,292	(1,260)
Net Income (Loss)	6,373	376	7,377	(4,602)
Less: net income attributable to noncontrolling interests, net of taxes	4	39	13	47
Net Income (Loss) attributable to Mistras Group, Inc.	$6,369	$337	$7,364	$(4,649)

Earnings (loss) per common share:
Basic	$0.21	$0.01	$0.24	$(0.15)
Diluted	$0.20	$0.01	$0.23	$(0.15)
Weighted-average common shares outstanding:
Basic	30,979	30,368	30,842	30,214
Diluted	31,293	30,660	31,358	30,214

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
North America	$156,394	$145,550	$306,743	$282,482
International	34,264	30,277	67,311	59,684
Products and Systems	3,373	3,329	6,583	7,068
Corporate and eliminations	(4,258)	(3,126)	(6,422)	(5,188)
	$189,773	$176,030	$374,215	$344,046

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Gross profit
North America	$44,336	$39,679	$84,326	$76,316
International	10,072	8,398	19,530	15,766
Products and Systems	1,687	1,614	3,300	3,676
Corporate and eliminations	21	31	49	41
	$56,116	$49,722	$107,205	$95,799

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by industry was as follows:

Three Months Ended June 30, 2024	North America	International	Products	Corp/Elim	Total
Oil & Gas	$96,356	$12,735	$165	$—	$109,256
Aerospace & Defense	16,596	5,697	47	—	22,340
Industrials	11,853	5,878	563	—	18,294
Power Generation & Transmission	7,332	1,254	447	—	9,033
Other Process Industries	10,368	4,504	37	—	14,909
Infrastructure, Research & Engineering	5,125	2,813	695	—	8,633
Petrochemical	3,848	171	—	—	4,019
Other	4,916	1,212	1,419	(4,258)	3,289
Total	$156,394	$34,264	$3,373	$(4,258)	$189,773

Three Months Ended June 30, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$97,500	$8,609	$15	$—	$106,124
Aerospace & Defense	13,665	5,136	217	—	19,018
Industrials	11,066	6,203	468	—	17,737
Power Generation & Transmission	5,459	1,530	1,167	—	8,156
Other Process Industries	8,864	4,466	51	—	13,381
Infrastructure, Research & Engineering	4,171	2,028	547	—	6,746
Petrochemical	1,577	156	—	—	1,733
Other	3,248	2,149	864	(3,126)	3,135
Total	$145,550	$30,277	$3,329	$(3,126)	$176,030

Six Months Ended June 30, 2024	North America	International	Products	Corp/Elim	Total
Oil & Gas	$199,383	$22,801	$237	$—	$222,421
Aerospace & Defense	31,971	12,429	58	—	44,458
Industrials	20,762	11,731	1,000	—	33,493
Power Generation & Transmission	10,924	2,936	1,025	—	14,885
Other Process Industries	18,296	8,437	76	—	26,809
Infrastructure, Research & Engineering	9,097	5,018	1,104	—	15,219
Petrochemical	7,661	702	—	—	8,363
Other	8,649	3,257	3,083	(6,422)	8,567
Total	$306,743	$67,311	$6,583	$(6,422)	$374,215

Six Months Ended June 30, 2023	North America	International	Products	Corp/Elim	Total
Oil & Gas	$187,273	$17,464	$52	$—	$204,789
Aerospace & Defense	27,276	10,116	228	—	37,620
Industrials	20,368	12,256	1,026	—	33,650
Power Generation & Transmission	10,446	3,187	2,493	—	16,126
Other Process Industries	17,973	7,703	78	—	25,754
Infrastructure, Research & Engineering	6,654	4,164	1,689	—	12,507
Petrochemical	6,714	301	—	—	7,015
Other	5,778	4,493	1,502	(5,188)	6,585
Total	$282,482	$59,684	$7,068	$(5,188)	$344,046

Oil & Gas Revenue by sub-industry was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Oil and Gas Revenue by sub-category
Upstream	$42,349	$41,961	$84,116	$78,900
Midstream	25,292	27,293	46,684	48,524
Downstream	41,615	36,870	91,621	77,365
Total	$109,256	$106,124	$222,421	$204,789

Consolidated Revenue by type was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Field Services	$134,528	$116,104	$260,883	$225,784
Shop Laboratories	16,938	14,244	34,133	27,376
Data Analytical Solutions	18,342	18,107	33,881	34,919
Other	19,965	27,575	45,318	55,967
Total	$189,773	$176,030	$374,215	$344,046

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
North America:
Income from operations (GAAP)	$18,727	$12,338	$32,287	$21,715
Reorganization and other costs	92	478	92	539
Legal settlement and insurance recoveries, net	60	150	60	150
Income from operations before special items (non-GAAP)	$18,879	$12,966	$32,439	$22,404
International:
Income (loss) from operations (GAAP)	$1,647	$507	$2,771	$(61)
Reorganization and other costs, net	161	88	263	195
Income from operations before special items (non-GAAP)	$1,808	$595	$3,034	$134
Products and Systems:
Income from operations (GAAP)	$495	$94	$809	$478
Reorganization and other costs	—	—	2	—
Income from operations before special items (non-GAAP)	$495	$94	$811	$478
Corporate and Eliminations:
Loss from operations (GAAP)	$(8,910)	$(9,046)	$(18,356)	$(20,067)
Reorganization and other costs	265	674	1,718	2,582
Acquisition-related expense, net	—	1	1	3
Loss from operations before special items (non-GAAP)	$(8,645)	$(8,371)	$(16,637)	$(17,482)
Total Company:
Income from operations (GAAP)	$11,959	$3,893	$17,511	$2,065
Reorganization and other costs	518	1,240	2,075	3,316
Legal settlement and insurance recoveries, net	60	150	60	150
Acquisition-related expense, net	—	1	1	3
Income from operations before special items (non-GAAP)	$12,537	$5,284	$19,647	$5,534

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	June 30, 2024	December 31, 2023

Current portion of long-term debt	$10,021	$8,900
Long-term debt, net of current portion	189,692	181,499
Total Gross Debt (GAAP)	199,713	190,399
Less: Cash and cash equivalents	(17,177)	(17,646)
Total Net Debt (non-GAAP)	$182,536	$172,753

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by (used in):
Operating activities	$4,511	$13,888	$5,115	$18,321
Investing activities	(5,569)	(5,351)	(11,217)	(9,811)
Financing activities	134	(7,236)	5,261	(11,187)
Effect of exchange rate changes on cash	1,246	(19)	372	188
Net change in cash and cash equivalents	$322	$1,282	$(469)	$(2,489)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net cash provided by operating activities (GAAP)	$4,511	$13,888	$5,115	$18,321
Less:
Purchases of property, plant and equipment	(4,795)	(5,469)	(9,599)	(9,801)
Purchases of intangible assets	(1,287)	(461)	(2,404)	(822)
Free cash flow (non-GAAP)	$(1,571)	$7,958	$(6,888)	$7,698

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net Income (loss) (GAAP)	$6,373	$376	$7,377	$(4,602)
Less: Net income attributable to non-controlling interests, net of taxes	4	39	13	47
Net Income (loss) attributable to Mistras Group, Inc.	$6,369	$337	$7,364	$(4,649)
Interest expense	4,413	3,858	8,842	7,927
Provision (benefit) for income taxes	1,173	(341)	1,292	(1,260)
Depreciation and amortization	8,288	8,309	16,670	16,723
Share-based compensation expense	1,536	1,091	2,764	2,633
Acquisition-related expense	—	1	1	3
Reorganization and other related costs, net	518	1,240	2,075	3,316
Legal settlement and insurance recoveries, net	60	150	60	150
Foreign exchange (gain) loss	(227)	654	(789)	875
Adjusted EBITDA (non-GAAP)	$22,130	$15,299	$38,279	$25,718

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$6,369	$337	$7,364	$(4,649)
Special Items Total	$578	$1,391	$2,136	$3,469
Tax impact on special items	(140)	(311)	(521)	(815)
Special items, net of tax	$438	$1,080	$1,615	$2,654
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$6,807	$1,417	$8,979	$(1,995)

Diluted EPS (GAAP)(1)	$0.20	$0.01	$0.23	$(0.15)
Special items, net of tax	0.01	0.04	0.05	0.09
Diluted EPS Excluding Special Items (non-GAAP)	$0.21	$0.05	$0.28	$(0.06)
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(1) For the six months ended June 30, 2023, 1,106,595 shares related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.